FOR IMMEDIATE RELEASE

Contact: Alexandra M. Deignan

(973) 597-4734

CURTISS-WRIGHT CONFIRMS 2006 GUIDANCE

ROSELAND, N.J. – February 13, 2005 – Curtiss-Wright Corporation (NYSE: CW) today announced a clarification to its 2006 guidance announced in the 2005 year-end press release issued Thursday, February 9, 2006. This press release clarifies that our operating income guidance did not include approximately $5 million pension expense, even though this pension expense is reported in operating income on a GAAP basis.

The following is Curtiss-Wright’s confirmed guidance for 2006:

Revenues	$1.225 – 1.250 billion
Operating Income, pre-pension	$155 – 162 million
Pension expense	$5 million
Interest	$21 million
Tax rate	37%
Diluted EPS	$3.60 – 3.80
Diluted shares outstanding (avg.)	22.5 million

In addition, pension expense had been previously reported as a separate line item on the income statement, but it is now incorporated in the general & administrative expense line.

About Curtiss-Wright

Curtiss-Wright Corporation is a diversified company headquartered in Roseland, New Jersey. The Company designs, manufactures and overhauls products for motion control and flow control applications, and provides a variety of metal treatment services. The firm employs approximately 6,000 people worldwide. More information on Curtiss-Wright can be found on the Internet at www.curtisswright.com.

Certain statements made in this release, including statements about future revenue, organic revenue growth, annual revenue, net income, organic operating income growth, future business opportunities, and cost saving initiatives, and future cash flow from operations, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements present management's expectations, beliefs, plans and objectives regarding future financial performance, and assumptions or judgments concerning such performance. Any discussions contained in this press release, except to the extent that they contain historical facts, are forward-looking and accordingly involve estimates, assumptions, judgments and uncertainties. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Such risks and uncertainties include, but are not limited to: a reduction in anticipated orders; an economic downturn; changes in competitive marketplace and/or customer requirements; a change in government spending; an inability to perform customer contracts at anticipated cost levels; and other factors that generally affect the business of aerospace, defense contracting, electronics, marine, and industrial companies. Such factors are detailed in the Company's

Annual Report on Form 10-K for the fiscal year ended December 31, 2004 and subsequent reports filed with the Securities and Exchange Commission.

This press release and additional information is available at www.curtisswright.com.

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